FUND ADMINISTRATION AGREEMENT

AGREEMENT made as of this 14th day of May, 2013, by and between each closed-end registered investment company listed on Schedule A hereto (as amended from time to time), (each individually referred to below as a “Trust”) and Rydex Fund Services, LLC (“RFS” or the “Administrator”), a Maryland limited liability company having its principal place of business at 805 King Farm Boulevard, Rockville, MD  20850.

WHEREAS, each Trust operates as a closed-end management investment company, and is so registered under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, each Trust desires that RFS perform fund administration services for the Trust under the terms and conditions stated in this Agreement and RFS is willing to perform such services on the terms and conditions set forth in this Agreement; and

WHEREAS, RFS and each Trust wish to enter into this Agreement in order to set forth the terms under which RFS will perform the fund administration services set forth herein for the Trust;

NOW, THEREFORE, in consideration of the mutual premises and covenants contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, each Trust and RFS hereby agree as follows:

1. Appointment. The Trust hereby appoints the Administrator to administer the Trust and the Administrator accepts such appointment and agrees that it will furnish the services, subject to the supervision of the Trust’s Board of Trustees (the “Board”), set forth in Schedule B attached hereto and made part hereof.

2. Representations and Warranties.

(a)  The Trust represents and warrants that: (1) as of the close of business on the effective date of this Agreement, the Trust is registered under the 1940 Act as a closed-end management investment company, and (2) this Agreement has been duly authorized by the Trust and, when executed and delivered by the Trust, will constitute a legal, valid and binding obligation of the Trust, enforceable against the Trust in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

(b)  RFS represents and warrants that: (1) the various procedures and systems which RFS has implemented with regard to safeguarding from loss  or  damage attributable to fire, theft, or any other cause the records, and other data of the Trust and RFS’s records, data, equipment facilities and other property used in the performance of  its obligations hereunder are adequate and that it will make such changes therein from time to time as are reasonably required for the secure performance of its obligations hereunder, and (2) this Agreement has been duly authorized by RFS and, when executed and delivered by RFS, will constitute a legal, valid and binding obligation of RFS, enforceable against RFS in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

3. Compliance with the Trust’s Governing Documents and Applicable Law. In all matters relating to the performance of this Agreement, the Administrator will act in conformity with the Declaration of Trust, By-Laws and registration statement of the Trust and with the direction of the Trust’s Board and executive officers. Further, the Administrator will conform to and comply with the requirements of the 1940 Act and all other applicable federal or state laws and regulations.

The Administrator shall keep and maintain on behalf of the Trust those books and records which the Trust or Administrator is, or may be, required to keep and maintain in connection with the services to be provided hereunder pursuant to any applicable statutes, rules and regulations, including without limitation Rules 31a-1 and 31a-2 under the 1940 Act, relating to the maintenance of books and records. Any records required to be maintained and preserved pursuant to Rules 31a-1 and 31a-2 under the 1940 Act which are prepared or maintained by Administrator on behalf of the Trust shall be prepared and maintained at the expense of Administrator, but shall be the property of the Trust and will be surrendered promptly to the Trust on request, and made available for inspection by the Trust at reasonable times.

Administrator will treat all books and records of the Trust as confidential and proprietary and will not disclose or use any such books and records for any purpose other than to the performance of its duties and responsibilities hereunder; except that, in case of any request or demand for the inspection of such records by another party, the Administrator may make such records available to such party if (i) disclosure is required by law, (ii) the Administrator is advised by counsel that it may incur liability for failure  to make a disclosure after notifying the Trust and providing the Trust a reasonable opportunity to object to the party making such a request, (iii) the Administrator is requested to divulge such information by duly-constituted authorities or court process, or
(iv) the Administrator is requested to make a disclosure by the Trust.

4. Services Not Exclusive. The Administrator’s services hereunder are not deemed to be exclusive, and the Administrator is free to render administrative services or other services to other funds or clients so long as the Administrator’s services under this Agreement are not impaired thereby.

5. Compensation. The Trust shall pay Administrator compensation for the services to be provided under this Agreement in accordance with, and in the manner set forth, in Schedule C attached hereto. Schedule C may be amended from time to time by mutual agreement of Administrator and the Trust.

6. Limitation of Liability of the Administrator. The Administrator will not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust or its shareholders in connection with the performance of its duties under this Agreement, except a loss resulting from willful misfeasance, bad faith or negligence on its part in the performance of its duties, or from the reckless disregard by it of its duties under this Agreement.

The Administrator may apply to the Trust at any time for instructions and may consult with counsel for the Trust and with accountants and other experts with respect to any matter arising in connection with Administrator’s duties, and Administrator shall not be liable nor accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the opinion of such counsel, accountants or other experts. Administrator shall notify the Trust if at any time Administrator believes that it is in need of the advice of counsel (other than counsel in the regular employ of Administrator or  any affiliated companies) with regard to Administrator’s responsibilities and duties specific to the Trust pursuant to this Agreement. After so notifying the Trust, Administrator, at its discretion, shall be entitled to seek, receive and act upon advice of legal counsel of its choosing, the reasonable fees and expenses of such counsel to be at the expense of the Trust unless relating to a matter involving Administrator’s willful misfeasance, bad faith, negligence or reckless disregard of  Administrator’s responsibilities and duties hereunder, and Administrator shall in no event be liable to the Trust or any shareholder or beneficial owner of the Trust for any action reasonably taken pursuant to such advice.

As to the services to be provided hereunder, Administrator may rely conclusively upon the terms of the Prospectuses and Statement of Additional Information of the Company, if any, as of their respective dates (as modified from time to time by disclosure in shareholder reports, press releases, privacy statements, or the Trust’s website) as well as the minutes of Board meetings (if applicable) and other records of the Trust unless Administrator receives written instructions to the contrary in a timely manner from the Trust.

RFS shall maintain adequate and reliable computer and other equipment necessary or appropriate to carry out its obligations under this Agreement. Upon the Trust’s reasonable request, RFS shall provide supplemental information concerning the aspects of its disaster recovery and business continuity plan that are relevant to the services provided hereunder. Notwithstanding the foregoing or any other provision of  this Agreement, RFS assumes no responsibility hereunder, and shall not be liable for, any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control. Events beyond RFS’s reasonable control include, without limitation, force majeure events. Force majeure events include natural disasters, actions or decrees of governmental bodies, and communication lines failures that are not the fault of either party. In the event of force majeure, computer or other equipment failures or other events beyond its reasonable control, RFS shall follow applicable procedures in its disaster recovery and business continuity plan and use all commercially reasonable efforts to minimize any service interruption.

7. Duration and Termination. This Agreement shall become effective as of the date hereof and shall continue in effect until June 30, 2014, unless sooner terminated.

Thereafter, the Agreement shall continue on an annual basis provided that such continuance is specifically approved at least annually by (a) the vote of a majority of the Board, and (b) a majority of the Board who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of the Trust or the Administrator. Notwithstanding the initial term, this Agreement may be terminated by either party hereto (without penalty) with at least 60 days’ prior written notice to the other party hereto. For the avoidance of doubt, the continuation or termination of this Agreement with respect to a Trust shall be independent of the continuation or termination of this Agreement with respect to any other Trust.

8. Amendment. This Agreement (or any provision hereof) may only be  amended, waived, discharged, or terminated with respect to a Trust in writing, and with the agreement of such Trust and the Administrator.

In the event that any close-end investment company other than those listed on Schedule A hereto desires to appoint Administrator under the terms hereof, and Administrator desires to accept such appointment, Administrator and such company will execute a letter agreement. Upon execution thereof, Schedule A hereto will be updated and such company will become a Trust hereunder and be bound by all terms, conditions, and provisions hereof.

9. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without respect to choice of law principles thereof. To the extent that the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

10. Counterparts. This Agreement may be executed in counterparts by the parties hereto, each of which shall constitute an original counterpart, and all of which together shall constitute one Agreement.

11. Notices. Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice at the following address: if to the Trust, to it at 2455 Corporate West Drive, Lisle, Illinois, 60532, Attn: President; and if to RFS, to it at 805 King Farm Boulevard, Rockville, MD 20850, Attn: President, or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

12. Assignment. This Agreement and the rights and duties hereunder shall not be assignable by either of the parties hereto except by the specific written consent of the other party. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

13. Subcontracting. With the written consent of the Trust, RFS may subcontract with any entity or person concerning the provision of the services contemplated;  provided, however, that RFS shall not be relieved of any of its duties and obligations under this Agreement by the appointment of such subcontractor and provided further, that

RFS shall be responsible, to the extent provided in Section 6 hereof, for all acts of such subcontractor as if such acts were its own.

14. Miscellaneous.

(a) This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings in relation to the subject matter hereof. The headings of each section to this Agreement are included for convenience and reference only and in no way define or delimit any of the provisions hereto or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

(b) A copy of the Agreement and Declaration of Trust of the Guggenheim Enhanced Equity and Income Fund ("GPM") is on file with the Secretary of State of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of an officer of the GPM as an officer and not individually and that the obligations of this instrument are not binding upon any of the Trustees of GPM, officers or shareholders individually, but are binding only upon the assets and property of GPM.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

Rydex Fund Services, LLC

Name: Nikolaos Bonos

Title:	Chief Executive Officer and President

On behalf of each Trust identified on Schedule A attached hereto

Name: John L. Sullivan

Title:	Chief Financial Officer, Chief Accounting Officer and Treasurer

SCHEDULE A

Closed-End Trusts Party to this Agreement
Fund Name	Symbol
Guggenheim Build America Bonds Managed Duration Trust	GBAB
Guggenheim Equal Weight Enhanced Equity Income Fund	GEQ
Guggenheim Enhanced Equity Strategy Fund	GGE
Guggenheim Strategic Opportunities Fund	GOF
Guggenheim Enhanced Equity Income Fund	GPM
Fiduciary/Claymore MLP Opportunity Fund	FMO
Guggenheim Credit Allocation Fund	GGM*

*GGM launched on 6/25/13.  This agreement is effective as of 6/25/13 for GGM.

SCHEDULE B

FINANCIAL REPORTING AND ANALYSIS
•  Annual and semi-annual reports to shareholders, including coordination of typesetting, printing and distribution of reports
•  Annual and semi-annual regulatory filings (Forms N-CSR and N-SAR)
•  Quarterly portfolio filings (Form N-Q)
•  Quarterly Board of Trustees reporting
•  Establish and monitor expense accruals
•  Coordinate  with custodian  and fund accounting  agent the timely  processing  of invoices
•  Recommend and monitor fund distributions and corresponding earnings levels, including preparation  of Section  19 notices,  as appropriate
•  Facilitate the preparation of statistical reports for outside tracking agencies (i.e. ICI, Lipper Analytics) as appropriate
•  Calculate required yields, total returns, and portfolio turnover rate
•  Monitor leverage use and requirements (and preferred share asset maintenance tests or borrowing base requirements) and evaluate exposure to short-terms interest rates
•  Coordinate the annual audit with independent registered public accounting firm
•  Assist in the preparation of registration statements (Form N-l A) and other filings relating to the registration of shares, and proxy statements (Form N-PX)
•  Assisting the Trust in responding to and providing documents for routine regulatory examinations or investigations; and working closely with counsel to the Trust in response to such routine or any non-routine regulatory matters
•  Assist in preparing for Board meetings by (i) coordinating Board book production and distribution, (ii) preparing the relevant sections of the Board materials pertaining to the responsibilities of RFS, (iii) assisting and coordinating special materials related to annual contract approvals and related matters, and (v) performing such other Board meeting functions as agreed by the parties
•  Obtain, maintain and file fidelity bonds and directors and officers/errors and omissions insurance policies for the Trust at the expense of the Trust in accordance with the requirements of Rules l7g-l and l7d-1(7) under the 1940 Act to the extent such bonds and policies are approved by the Board
•  Make available appropriate individuals to serve as officers of the Company, upon designation as such by the Board
•  Such other services for the Trust that are mutually agreed upon by the parties from time to time
TAX
•  Provide oversight of tax service provider

•   Provide on-premises tax guidance, with consultation of outside service provider, to portfolio managers, product development and other business units as needed.
•   Preparation  of tax  related  financial  statement  footnote disclosures
•   Preparation of FIN 48 memoranda
•   Analyze wash sales
•   Analysis of potential  fund  ownership changes
•   Preparation of annual IC! Survey/1099 information
•   Monitor quarterly sub-chapter M diversification tests
•   Perform high level review of tax returns
•   Provide portfolio managers with periodic realized/unrealized gain/loss reports
•   Review in conjunction with the service provider
•   new securities tax treatments
•   fund tax provisions
•   fund distribution calculations

COMPLIANCE
•  Maintain required books and records in accordance with Rules 3la-1 and 3 la-2 under the 1940 Act
•  Monitor compliance with the requirements of the 1940 Act, Subchapter M of the Internal Revenue Code, and the U.S. Commodities and Futures Commission, and the Trust's prospectus and statement of additional information on a post-trade basis, coordinating findings with the Trust's Adviser and Sub-Adviser (as applicable and necessary)
•  Facilitate annual filings of Trust proxy voting (Form N-PX)
•  Sarbanes Oxley considerations, including the provision of necessary sub-certifications

SCHEDULE C

Compensation: For the services provided and expenses assumed by Administrator under this Agreement, each Trust will pay the Administrator a fee, accrued daily and paid monthly at the following annualized rates based on the daily Managed Assets of the Trust:

1.  0.0275% for the first $200,000,000;

2.   0.0200% for the next $300,000,000;

3.   0.0150% for the next $500,000,000; and

4.   0.0100% for amounts over $1,000,000,000.